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                                                                   EXHIBIT 21



                          Subsidiaries of Registrant




1.      D&D of Minnesota, Inc., a Minnesota corporation

2.      Lake & Hennepin BBQ and Blues, Inc., a Minnesota corporation

3.      Famous Dave's RIBS, Inc., a Minnesota corporation

4.      Famous Dave's RIBS-U Inc., a Minnesota corporation